Exhibit 99.1

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016
Call Participants
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EXECUTIVES S. James Miller Chairman and Chief Executive Officer ANALYSTS Harvey R. Kohn Robert T. Clutterbuck Clutterbuck Capital Management LLC

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

Presentation
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Operator

Good morning, everyone, and thank you for participating in ImageWare Systems' Corporate Update Call to highlight their progress since this last update on August 8, 2016.

Joining us today are ImageWare Systems' Chairman and CEO, Mr. Jim Miller; and company CFO, Mr. Wayne Wetherell. Following their remarks, we'll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should and will and similar expressions as they relate to ImageWare Systems Inc. are intended to identify such forward-looking statements.

ImageWare may, from time to time, update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will impact occur.

These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see Risk Factors in ImageWare's annual report on Form 10-K for the fiscal year ended December 31, 2015; its quarterly report on Form 10-Q for the quarter ended September 30, 2016; and other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934 as amended.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

I would like to remind everyone that this call will be available for replay through December 14, 2016, starting at 8:00 p.m. Eastern time tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at www.iwsinc.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of ImageWare Systems Inc. is strictly prohibited.

Now I'd like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller. Please go ahead, sir.

S. James Miller
Chairman and Chief Executive Officer

Thank you, Melissa. As you saw at the close of the market today, we reported financial results for the third quarter ended September 30, 2016. I'd like to begin today's call by speaking first about some specific financial results and milestones for the quarter. Afterwards, we'll walk you through some recent developments, including the exciting introduction of our new enterprise product offering.

In the third quarter of 2016, total revenue was $800,000 compared to $1.2 million in the third quarter of 2015. The difference is primarily due to nonrecurring revenue in 2015's period for certain identity management projects. Gross margin in the third quarter of 2016 was 72.6% compared to 72.8% in the same quarter a year ago. Net loss in the third quarter of 2016 was $2.4 million or a negative $0.03 per basic share compared to $1.9 million or a negative $0.02 per basic share last year.

At September 30, 2016, cash and cash equivalents totaled $1.7 million compared to $3.4 million at December 31, 2015. And total debt was $2.1 million compared to no debt at December 31, 2015.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

You may have seen from our filings with the SEC that we recently filed for a shelf registration statement to provide us with $15 million in registered common stock, which will give us greater flexibility to raise additional capital as needed on more favorable terms than through unregistered offerings. $2 million of the $15 million applies to the $2 million raised in September, leaving $13 million for future requirements. Additionally, we have $3 million remaining on our line of credit if needed.

As we mentioned on our last update call, our network of commercial partners over the last couple of years has grown significantly. So, in the interest of time, we do not believe it would make sense to run down that entire list and provide updates on a one-by-one basis. Instead, we'll focus on providing updates on new partner agreements signed over the last few months and comment on our established partner agreements depending upon the materiality of new information. With that said, during the third quarter, we forged several new key partnerships, while also building upon existing relationships.

First, we entered into an agreement with SAP, leveraging their resources to create an integrated solution between the GoVerifyID product and their SAP HANA Cloud Platform. This solution enables SAP customers to streamline their user login experience while increasing their user identity assurance for access to their applications running on the SAP HANA Cloud. GoVerifyID will allow these organizations to easily add biometric authentication to their existing security systems. We believe this is just the first step to a larger relationship with SAP, which we are now discussing.

Next, we entered into a strategic partnership with Fortscale Security. Fortscale deals with analyzing user behavior. So if it's detected that you're engaged in abnormal behavior, for example if, during logging into your network, your usual routine varies, the user will be required to authenticate themselves biometrically using the IWS GoVerifyID product. This solution utilizes either cloud-based or on-premise deployment and ensures seamless integration with existing security and access providers. And we are currently under consideration by one of the world's largest network access providers with this product.

Last month, we expanded our partnership with Fujitsu to integrate GoVerifyID into their Fujitsu Smart Origination product offering. This product, which Fujitsu will officially launch tomorrow, serves to streamline online applications and increase fraud protection by utilizing the camera on an applicant's smart device. GoVerifyID biometrics collects and verifies the user's identity, automatically fills application fields and undertakes device identification and geolocation. This partnership in which we are working will provide parallel levels of security for clients as well as remove the tedious effort of filling out forms and recalling information while guiding a user through loan application and documentation process.

It's also worth noting that Fujitsu is the first to market and deliver this as a scalable solution, either on-premise or on Fujitsu's K5 Cloud.

More recently, we entered into a 3-year agreement with Aurionpro to integrate GoVerifyID with their Digital Branch DX multi-service Kiosk. The solution is designed to enhance the customer experience by automating traditional banking branch kiosks to perform at higher levels of efficiency, personalization and speed without the need for paper or plastic credentials. This integration serves to increase customer engagement and enables Aurionpro to deliver the highest caliber customer experience with convenient, state-of-the-art security controls. Aurionpro will market and resell the combined solution to their existing and prospective customers while we will host the GoVerifyID Software-as-a-Service on Amazon Web Services Cloud.

Aurionpro began sales efforts on this exciting new product during the first week of November. It's important to note the differentiation of this Aurionpro partnership compared to others in the past. Aurionpro isn't just partnering with us. Aurionpro is putting their brand name on a product they built with ImageWare at the center of it. They're taking their time, their brand and their money to go to market. This is their only biometric product offering. And because Aurionpro's client base includes some of the world's largest financial institutions, we couldn't be more excited to be at the center of it.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

We're equally excited about our newest OEM agreement with Avatier, a longtime leader in the mobile identity management and access governance space, with customers such as Nordstrom, Cox Communications, DHL and Marriott, among others. They are using our software development tools to incorporate GoVerifyID into their product suite, creating a new biometric-based product under their brand. Avatier plans to commence sales efforts by the end of this month.

Finally, we continue to receive small but consistent revenues from users of our products, who pay us for use and hosting of the GoVerifyID solution.

Moving on, I'd like to take some time to detail our exciting new product offering, which is truly a significant advancement in the world of biometrics. As you may have seen in our press release from earlier today, we have officially introduced GoVerifyID Enterprise Suite, a revolutionary new product that is the first ever end-to-end biometric platform that seamlessly integrates with an enterprise such as Microsoft's infrastructure in just 1 hour. The digital workforce, which comprises not only employees but vendors, consultants and sometimes customers, has continued to expand, and data is now extended across numerous devices and systems, intensifying the need for next-level enterprise-wide protection. This cloud-based solution safeguards data against potentially devastating security breaches that could tarnish a corporation's reputation and brand.

Working across the entire Microsoft ecosystem, GoVerifyID Enterprise Suite offers a consistent user experience and centralized administration with the highest level of security, flexibility and usability. Further, given the overall magnitude of existing Microsoft enterprise users, we see tremendous opportunity as this solution is also backwardly compatible with Windows 7, 8 and 10.

We are completing agreements with several initial users of the product and are looking forward to announcing them soon.

We're very excited about the future of this offering as we believe it's a true game changer in biometrics. And if you haven't already done so, I encourage you to read this morning's press release for further details about this product. The soft launch has already occurred and we will be formally launching and showcasing the product at the CA World Tradeshow in Las Vegas, which started today. We continue to believe we have the right products in the right place at the right time, and we continue to see adoption grow day by day.

Now where are the revenues, investors ask. And I ask our team that every single day. In fact, as you might imagine, I'm asking our team that multiple times a day. Savvy marketing analysts such as Gartner, IDC and Forrester are predicting that the biometrics market will be upwards of $30 billion in a few short years, by 2020. And even if this forecast is radically off the mark, which we do not believe it will be given the track record of the respected firms involved, biometrics will still experience tremendous growth. The market is very real. However, there have been impediments to adoption of the technology, and this has resulted in a slowness of revenue, which we have experienced. Allow me to explain further.

As biometric providers have been seeking adoption and sales in the consumer market, target companies have come to realize that before consumer rollout they need to protect the enterprise market, as it is the principal target of hackers. Because of this, we have seen Sony, JPMorgan, Experian, Target, Anthem and many, many others become the target of successful hacks, resulting in the compromise of millions of people's personal information. This, in turn, has caused these companies to place greater emphasis on protecting their own internal systems prior to rolling out biometric systems to their customers.

However, existing solutions, including our own GoVerifyID, built for the consumer market, did not respond to the enterprise requirement to install quickly and with little or no integration or to authenticate an extended workforce, such as consultants and vendors, many of whom do not work in a dedicated facility and who access network-stored information on a mobile device, a considerable security vulnerability.

And this is why we built and we're so excited about the new GoVerifyID for enterprise. We had to find a way to both respond to the market need and generate revenues by offering a product that addressed these specific needs. This new product has been built initially for the Windows operating system, as it is still, by far and away, the most used product by enterprise users. We've been doing installs and testing in under 15 minutes, and it requires no coding. The new product allows for biometric authentication of your entire workforce, including contractors and vendors, and allows you to authenticate identity from any device they might use.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

Additionally, it has an award-winning and patented biometric engine at its back end, enabling it to use any biometric input and scale into the millions of users. The product is sold as a service so there's no upfront costs, allowing our customers to pay as they go and giving them the ability to scale as necessary. And finally, as mentioned, it's backwardly compatible to older Windows systems such as 7, 8 and 10.

This is the product the market's been looking for. And according to several large market analyst firms, it's a product no one else has. This version works within the Microsoft ecosystem, as that is the dominant system used in the enterprise. But we will have Linux and Mac versions released very soon. We believe that once embedded in the enterprise, we'll be in a pole position for the rollout to consumers. We also believe that this product will hasten revenue generation, which is of vital importance to all of us. We announced the product today and it will begin shipping November 21.

It's been a challenging and exciting year. And as we've shared with you in the past, biometrics as an industry is still in its early stages. There are and will be a number of starts, stops, ups, downs along the way, as is customary with the introduction of any new technology. ImageWare is involved in a number of proof-of-concept tests with high-profile global customers, and several of those are making their way to completed deals.

Believe me, I wish we could move them faster. But understand that they are moving in the right direction. Our technology partnerships are in excellent condition. None of our partners have gone away or decided to forgo working with ImageWare in place of other technology. And despite some delay in determining how each of them will enter the market, all of them continue to work toward that goal.

As we close out the year and look ahead to 2017, we plan to continue executing our go-to-market strategy and capitalize on the growing adoption of biometrics, both at the commercial and enterprise-level, armed with new products and an increasing confidence that we are in the right place at the right time and that success will happen.

Now before delivering some closing remarks, I'd like to open the call up for any questions you might have.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

Question and Answer

Operator

[Operator Instructions] And we will take our first question from Harvey Kohn with HRK Strategic Advisory.

Harvey R. Kohn

I have 2 questions. One, have I missed something or is this the first time I'm hearing the name Avatier? Are we seeing a release or anything on that?

S. James Miller
Chairman and Chief Executive Officer

Yes. No, we have not. Avatier wanted to wait until they were ready to go to market with the product. And now that that's happening, we felt it was appropriate to share with everyone.

Harvey R. Kohn

Okay. And second, the other day there was an interview with Steve Visconti from -- President/CEO of Extenua, and in his comments about the -- about GoVerifyID, he talked about the size and the magnitude of the opportunity and how compelling they were and they're beginning to spend more resources on security and "We are engaged," and I'm quoting now, We are engaged in multiple opportunities which run into the tens of thousands of users."

Would you be able to give us a little bit more color on that?

S. James Miller
Chairman and Chief Executive Officer

Well, of course those are Extenua customers, so Steve and his team control the customers and the pace of those deals. I do know what he has advised us as his partner, that he's in the process of closing out a couple of opportunities, significant ones. I believe they involve the government space. And because of the uniqueness of the combined products, Steve's Cloud2Drive product and his new, even more advanced product, which allows for the protection of data stored in attachments on e-mail coupled with biometric verification, there has been increased interest. And procurement is -- process is underway. So he's excited. And as his partner, we're excited. And we believe that, based, again, on his advice to us, that those deals are progressing well and are fairly imminent to getting completed.

Operator

We will next go to Bob Clutterbuck with Clutterbuck Capital Management.

Robert T. Clutterbuck
Clutterbuck Capital Management LLC

Jim, this is more of an observation than a question, but I would certainly like a comment at the end. We, from a shareholder perspective, and we certainly don't represent other shareholders, but some of us have -- some others have echoed the same comments that we remain potentially very optimistic for 3 primary reasons. You mentioned one of them earlier. There's not a month, there's not a week, there's not a day that goes by where some major firm has been hacked. And number two, from everything we read, everybody's predicting that biometrics will play more and more of a meaningful role in the cyber solution.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

And to be blunt, I think with the partnerships we have, the technology, the plug-and-play, the patents, the IP, potentially, and there's the key word, we're going to capture a pretty decent part of the market.

However, the one flashing red light that you talked about is revenues, revenues, revenues. And at least from our perspective, if we don't get revenues from any big name revenue deals, say over the next quarter, from a stockholder's perspective, we think the stock will continue to languish. And to be honest, we think our options will be somewhat limited. But we do think, if we can close significant revenue deals over the next quarter, then the world's your oyster, and we think ImageWare could do whatever you want it to do. I mean, this is obviously a bigger discussion. You could raise boatloads of money if you wanted to greatly expand, or we think there's multiple alternatives with a lot of positive outcomes.

So in essence, when we've taken a look at the next quarter, if we're on the same page on this, tell me again why this time is different with the plug-and-play. Do you really see, over the next quarter, some significant deals being closed? I need a little mellow reassurance here.

S. James Miller
Chairman and Chief Executive Officer

Okay. Well, thank you for the question. And the observation is right on. I don't disagree with any of it. Revenues are job one in terms of shareholder expectations and job one for this management and this company. We -- so message received loud and clear.

Part of the thinking behind the new product was really to drive those revenues. Along the way -- we went out and introduced GoVerifyID, which is a fabulously great product, and it has gotten a lot of interest. But along the way we discovered that the companies that we were seeking to put GoVerifyID in to play with, mostly with their customers, had themselves now stopped to look at the market and had decided that really what they needed to protect was themselves.

So it's simple. Before a Target or a JPMorgan or any of those companies roll out to the tens and millions of customers that they have, they're going to lock down their own internal networks because that's how, for example, in the Target case, they didn't go in and hack my MasterCard. They went in and hacked into Target's vulnerable network system and they burrowed into the place where that MasterCard data was housed. So that caused the Target folks to take a step back and say, "Whoa, whoa. On this road to massive rollout, we better pause and reconsider what needs to be protected first."

We also, as we're protecting it, don't want to have to go reengineer a lot of legacy systems that are operating in big companies, some of which could be years old. And by years, we've run into some, we're working with a very major bank, global bank, we've had a proof of concept running for months, and we've seen the utilization of half a dozen programs that are legacy but yet are key to their operation that are 10 years old, 12 years old. And that may not seem like a long time to some of our shareholders and listeners today, but those are dinosaurs in software terms. And they cannot accommodate the ability to use new products as advanced as ours and have the biometrics work.

So two choices there for us: forgo the opportunity, unacceptable, right; or get into the integration business ourselves, because these large global companies have a boatload of things to do every single day. They've only got so many resources, even the big ones. They've got resources and they're spoken for. So in comes ImageWare with a fabulous new product. It looks great. Everybody loves it. But there's certain products that it is not going to hook into, not because of us, because just the way those old products are structured.

So we're not going to get into the integration business. That's what we're trying to get away from now. We're not building custom one-off products here one by one. That is -- that doesn't work. So for us, what we did is we went back to the drawing board and we challenged our R&D group and said, "Come up with something that protects the enterprise and that requires no integration work. And I mean no integration work. It's a snap in." And that's what it's called in Microsoft's ecosystem. It is a snap-in. It is installing in -- we say an hour. We have installed it and the test results, as I said, in under 15 minutes. It doesn't require anybody to code. And you know, of course, since we sell this as a service, you don't have to -- we're not asking you to write us a big seven-figure check up front.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

So we have tried to remove every single obstacle that we have run into to delivering the product and generating the revenue and closing the sale. And we believe that's what this product does. It does it spectacularly. So it's one of the -- I will tell you that, right up there with the biometric engine, I will tell you I think this is one of the greatest things ImageWare has ever produced. And I couldn't be prouder of the effort that's gone into this. And just the reaction, Bob, to the folks who have seen it, it is a big eye opener, because there is nothing like this product out there.

So yes, that's why we did it. It was to respond to market. It was also because we recognized that what we need to do, as I said, job one is revenues, revenues, revenues. Yes.

Now the second part of your question, yes, we believe we will do really well in this industry. Every sign every day we see points to and validates the vision that we have enacted here in the products that we're building. We, as I said, are very active with a number of POCs that have been running with big global Fortune 500 type companies. And a number of them are now coming off of the test phase to the "Okay, let's get a license done" phase. And so those deals will close. As I said in my remarks, I wish I could find a way to move them quicker. But they are going the right way, and they will close. So I believe we'll satisfy the second thing of what you asked, and that is, yes, you will see deals close. They will be revenue drivers. They will be significant. And they will close in the short run. As I said, I wish we could move them faster. But they're just -- these are big companies, and the time frame is the time frame.

But we couldn't be more optimistic about and confident about closing these deals and, obviously, getting the revenue from them. And I think, of course, the references from them, which will also be equally spectacular, because if a large company is a user of your product, that speaks well for the next folks who are looking at the product as well.

Robert T. Clutterbuck
Clutterbuck Capital Management LLC

Okay. I'm going to put you on the spot now, because I recognize the transcript is a public record, and so we'll review it prior to the next call, but the next call probably won't be until March, because it's the year-end call. Do you see any way by that call, or when we're on that call, we will not have had major revenue announcements, where we have a disconnect? Would you...

S. James Miller
Chairman and Chief Executive Officer

No. Sitting here today, Bob, no, I don't. No. Too many things going on. There is -- we have such a book of people who are using the product, moving down the road to doing deals. There's -- sitting here today, I cannot imagine that we won't have a number of those on the closed side of the ledger by that time, no.

Operator

At this time, this concludes our question-and-answer session. I would like to turn the call back over to Mr. Miller for closing remarks.

S. James Miller
Chairman and Chief Executive Officer

Thanks, again, Melissa. Up until now, the private sector biometric business has been in its infancy in terms of consumer and enterprise adoption. In order to be ready to participate in this market expansion, IWS and the partners have needed to build ability and capacity, sometimes, as you've seen, brick by brick and step by step. We've also had to retool our strategy to fit the changing market needs for securing the enterprise before moving to the consumer market space. While the realization of our large partnership initiatives have taken time, it has not discouraged us. Quite to the contrary. Biometrics remains a very real, very large and very exciting opportunity. It's popping up literally everywhere nowadays, and those of you who follow the market see it as well, and for very good reason. The consistent security breaches are a constant reminder of the need for biometrics, and we remain confident that our unique multimodal technology, combined with our back-end platform that will handle all types of biometric modalities in very large scale, will enable us to be a leader in the biometrics space.

IMAGEWARE SYSTEMS INC. FQ3 2016 EARNINGS CALL NOV 14, 2016

Steve Jobs said it, and I'm going to repeat it. Revolutionary change is harder, more emotionally stressful, takes longer and usually involves a period of time where people believe that the effort to achieve it is failing, until it's successful. At IWS, we've been leading the revolution toward biometric adoption, and we remain absolutely confident that, despite a challenging journey, we will be very, very successful.

As always, we'd like to thank everyone for joining and appreciate your time and ongoing support. We're very much looking forward to speaking to you along the way and when we report our fourth quarter and year-end results in March. Thank you, and a good afternoon and good evening to everyone.

Operator That concludes today's conference, and thank you for your participation.

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